EXHIBIT 1(C)

        Form of Articles Supplementary for PSE Technology Index Portfolio
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                     PRINCIPAL PRESERVATION PORTFOLIOS, INC.

                             ARTICLES SUPPLEMENTARY
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     The Board of Directors of Principal Preservation Portfolios, Inc., a
corporation organized and existing under the laws of the State of Maryland, by
Resolution adopted on              by a majority of the Directors of said
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corporation, has established and designated 50,000,000 shares of its previously authorized but unissued common stock, 1/10 of 1 cents ($.001) par value per share, as an additional series to be known as the Principal Preservation PSE Technology Index Portfolio. Shares of such series shall have the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and other conditions of redemption as set forth in Section 7.2 of Principal Preservation Portfolios, Inc.'s Articles of Incorporation. With the addition of this series, the presently designated series of shares of Principal Preservation Portfolios, Inc.'s common stock consist of the following:

     Series                                       No. of Shares
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     Tax-Exempt Portfolio                           50 million
     Government Portfolio                           50 million
     Dividend Achievers Portfolio                   50 million
     S&P 100 Plus Portfolio                         50 million
     Wisconsin Tax-Exempt Portfolio                 50 million
     Select Value Portfolio                         50 million
     Cash Reserve Portfolio
          Class X Common Stock                     200 million
          Class Y Common Stock                     200 million
     PSE Technology Index Portfolio                 50 million

     This action does not alter the number of authorized shares of Principal Preservation, which consists of one billion shares, par value $0.001 per share. The Board of Directors has taken this action pursuant to the powers conferred upon it under Section 7.1 of Principal Preservation Portfolios, Inc.'s Articles of Incorporation and Section 2.208 of the Maryland General Corporation Law.


                                   PRINCIPAL PRESERVATION PORTFOLIOS, INC.


                                   By:
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                                     R.D. Ziegler, President

                                   Attest:


                                   By:
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                                         S. Charles O'Meara, Secretary


STATE OF WISCONSIN  )
                    ) SS
COUNTY OF WASHINGTON)

     On this     day of          , 1996, before me a Notary Public for the
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State and County set forth above, personally came R.D. Ziegler, as President of Principal Preservation Portfolios, Inc., and S. Charles O'Meara, as Secretary of Principal Preservation Portfolios, Inc., and in their said capacities each acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation and further acknowledged that, to the best of their knowledge, the matters and facts set forth are true in all material respects under the penalties of perjury.

     IN WITNESS WHEREOF, I have signed below in my own hand and attached my official seal on the day and year set forth above.

[Notary Seal]
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                                   Notary Public
                                   My Commission expires:
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